Exhibit 99.1
FOR IMMEDIATE RELEASE
CASTLE BRANDS IN DISCUSSIONS TO RECEIVE CASH INFUSION
OF AT LEAST $12.5 MILLION THROUGH PRIVATE PLACEMENT
NEW YORK, NY (October 8, 2008) — Castle Brands Inc. (AMEX: ROX), the maker of premium branded spirits, today announced that it is in advanced discussions with investors led by Dr. Phillip Frost to receive a cash infusion of between $12.5 million and $15.1 million. Under the proposed terms, Castle Brands will issue and sell between 1 million and 1.21 million shares of newly created Series A Convertible Preferred Stock for a price per share of $12.50. Each share of Series A Convertible Preferred Stock will be convertible into 35.7143 shares of the Company’s common stock. Castle Brands expects that it will execute a definitive agreement with the investors in the next few days.
If a definitive agreement is reached, it is currently anticipated that substantially all holders of Castle Brands (USA) Corp.’s (a wholly owned subsidiary of Castle Brands) 9% senior secured notes, in the principal amount of $10 million plus accrued interest, and all holders of Castle Brands’ convertible notes, in the principal amount of $9 million plus accrued interest, will convert their notes into shares of Series A Convertible Preferred Stock at a price per share of $12.50 and $23.21, respectively.
As a result of the proposed transaction, including conversion of the notes, a total of between approximately 78 million and 85.6 million shares of the Company’s common stock could be issued upon conversion of the Series A Convertible Preferred Stock. Following the consummation of the proposed transaction, the holders of the Series A Convertible Preferred Stock would own approximately 84% of Castle Brands on an as-converted basis.
The proposed transaction is a result of a four month period of detailed analysis of the Company’s opportunities and avenues to stability. During this period, the Company engaged Miller Buckfire & Co., LLC, a nationally recognized investment banking firm, as its exclusive financial advisor in connection with prospective financing and strategic transactions.
Although in the last 12 months the Company has made significant reductions in its cash-burn, the Company’s cash position has remained strained. With this prospective infusion of between $12.5 million and $15.1 million in equity and the conversion of approximately $19 million of debt and accrued interest to equity, the Company believes it will stabilize and be in a position to grow its current brands, pursue new agencies and acquire additional brands. Mr. Mark Andrews, Chairman of the Board, stated, “The proposed transaction should place the company on a much firmer footing and allow the company to pursue its original vision of building its own premium brands and representing other specialty brands which should accrue to the long-term benefit of our stockholders and better position us to achieve our goals.”
Upon the execution of definitive documentation with respect to the proposed transaction, the Company will issue a press release with respect to such execution and furnish a Current Report on Form 8-K to the Securities and Exchange Commission, which would include a copy of the agreement.
According to the Company Guide of the NYSE Alternext US LLC (formerly known as the American Stock Exchange), consummating the proposed transaction would ordinarily require the approval of the Company’s stockholders under Section 713. Pursuant to Section 710(b) of the NYSE Alternext US LLC’s Company Guide, the Company has sought and received from NYSE Alternext US LLC a financial viability exception from obtaining such stockholder approval. The Audit Committee of the Company’s board of directors, which is comprised solely of independent directors, has expressly approved the Company’s reliance on this exception, and the proposed transaction has been unanimously approved by the Company’s board.
About Castle Brands Inc.
Castle Brands is an emerging developer and international marketer of premium branded spirits within five growing categories of the spirits industry: vodka, rum, tequila, whiskey and liqueurs/cordials. Castle Brands’ portfolio includes Boru® Vodka, Gosling’s Rum®, Sea Wynde® Rum, Tierras Tequila, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s™ and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Pallini® Limoncello™, Raspicello™ and Peachcello™ and Brady’s® Irish Cream.
Note Regarding Forward-Looking Statements
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements. Because these statements reflect Castle Brands’ current views concerning future events, these forward-looking statements are subject to risks and uncertainties. Castle Brands’ actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 filed with the Securities and Exchange Commission. Castle Brands undertakes no obligation to update publicly any forward-looking statements contained in this press release.